Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 5, 2014

Relating to Preliminary Prospectus Supplement dated November 5, 2014

Registration No. 333-178973

Pricing Term Sheet

Issuer:	Associated Banc-Corp

Security Ratings*:	Baa1/BBB (Moody’s/S&P)

Security:	Senior Notes

Principal amount:	$250,000,000

Net Proceed (before expenses):	$248,537,500

Maturity:	November 15, 2019

Coupon:	2.750%

Price to Public:	99.865% of face amount

Benchmark Treasury:	1.500% UST due October 31, 2019

Benchmark Treasury Price and Yield:	$99-12 1⁄4 ; 1.629%

Spread to Benchmark Treasury:	+115 basis points

Re-offer Yield:	2.779%

Interest Payment Dates:	November 15 and May 15 of each year, beginning May 15, 2015

Optional Redemption:	Redeemable in whole or in part on or after October 15, 2019 at 100% of the principal amount of the notes, plus accrued interest

Trade Date:	November 5, 2014

Settlement Date:	November 13, 2014

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	045487AA3 / US045487AA39

Joint Book-running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Macquarie Capital (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Sandler O’Neill & Partners, L.P. Sterne, Agee & Leach, Inc.

Pricing Term Sheet

Issuer:	Associated Banc-Corp

Security Ratings*:	Baa2/BBB- (Moody’s/S&P)

Security:	Subordinated Notes

Principal amount:	$250,000,000

Net Proceed (before expenses):	$247,492,500

Maturity:	January 15, 2025

Coupon:	4.250%

Price to Public:	99.647% of face amount

Benchmark Treasury:	2.375% UST due August 15, 2024

Benchmark Treasury Price and Yield:	$100-09 ; 2.342%

Spread to Benchmark Treasury:	+195 basis points

Re-offer Yield:	4.292%

Interest Payment Dates:	January 15 and July 15 of each year, beginning July 15, 2015

Optional Redemption:	Redeemable, (i) in whole or in part, on or after October 15, 2024 or (ii) in whole, but not in part, at any time following a Regulatory Capital Treatment Event (as defined under “Description of the notes—Subordinated Notes—Optional redemption by us”), in each case at 100% of the principal amount of the subordinated notes, plus accrued interest

Trade Date:	November 5, 2014

Settlement Date:	November 13, 2014

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	045487AB1 / US045487AB12

Joint Book-running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Macquarie Capital (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Sandler O’Neill & Partners, L.P. Sterne, Agee & Leach, Inc.

The Senior Notes and Subordinated Notes are not deposits or obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other government agency or instrumentality.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co. at Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: 212-902-9316 or by emailing

prospectus-ny@ny.email.gs.com or J.P. Morgan Securities LLC, via telephone: (212) 834-4533, or standard mail at J.P. Morgan Securities LLC, Attn – Investment Grade Syndicate Desk, 383 Madison Ave, New York, NY, 10179.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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